Exhibit 99.1

PRESS RELEASE

Partners Bancorp Reports Results of Operations for the First Quarter 2023

SALISBURY, MD – May 1, 2023 – Partners Bancorp (NASDAQ: PTRS) (the “Company”), the parent company of The Bank of Delmarva (“Delmarva”), Seaford, Delaware, and Virginia Partners Bank (“Virginia Partners”), Fredericksburg, Virginia, reported net income attributable to the Company of $3.3 million, or $0.19 per diluted share, for the three months ended March 31, 2023, a $1.2 million or 57.9% increase when compared to net income attributable to the Company of $2.1 million, or $0.12 per diluted share, for the same period in 2022.

As previously disclosed, on February 22, 2023, the Company and LINKBANCORP, Inc. (“LINK”) (NASDAQ: LNKB), parent company of LINKBANK, announced that they have entered into a definitive agreement and plan of merger pursuant to which the Company will merge into LINK, with LINK surviving, and following which Delmarva and Virginia Partners will each successively merge with and into LINKBANK, with LINKBANK surviving. Upon completion of the transaction, the Company’s shareholders will own approximately 56% and LINK shareholders, inclusive of shares issued in a concurrent private placement of common stock by LINK, will own approximately 44% of the combined company. The mergers are subject to receiving the requisite approval of the Company’s and LINK’s stockholders, receipt of all required regulatory approvals, and fulfillment of other customary closing conditions.

John W. Breda, the Company’s President and Chief Executive Officer, commented, “Despite the impact of significant merger related expenses related to the pending merger with LINK, I am pleased with our start to 2023.  During the first quarter of 2023, the Company generated loan growth of 1.4%, and finished the period maintaining strong asset quality. While the Company’s net interest margin improved by 1.10% compared to the same period of 2022, we did experience a slight decline of 0.01% when compared to the fourth quarter of 2022. The Company’s total deposits decreased by 2.0% as compared to December 31, 2022, representing minimal deposit outflow in the first quarter. As expected, given the impact of rising market interest rates, competition for deposits, increased borrowing costs, and negative banking industry developments, the Company experienced an increase in its overall cost of funds during the first quarter of 2023 by 0.33% when compared to the same period of 2022, and by 0.34% when compared to the fourth quarter of 2022. Despite these negative factors and banking industry developments, the Company remains well capitalized and its liquidity position and balance sheet remain strong.”

Breda continued, “We continue to be very excited about our transformational merger of equals with LINK and are diligently focused on the steps necessary to successfully complete the merger and combine our two exceptional organizations.”

Also as previously disclosed, on April 26, 2023, the Company’s board of directors declared a cash dividend of $0.04 per share, which is payable on May 17, 2023, to holders of record of its common stock as of the close of business on May 10, 2023.

Effective January 1, 2023, the Company adopted Accounting Standards Update (“ASU”) 2016-13 “ASU 2016-13 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”, which replaced the prior incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (or the “CECL Standard”).

The Company’s results for reporting periods beginning after January 1, 2023 are presented under the CECL Standard while prior period amounts continue to be reported in accordance with previously applicable accounting guidance. The adoption of the CECL Standard resulted in the following adjustments to the Company’s financial statements as of January 1, 2023:

	Change in Consolidated Balance Sheet	Tax Effect	Change to Retained Earnings from Adoption of CECL Standard
Allowance for credit losses - loans	$1,329,037	$309,931	$1,019,106
Adjustment related to purchased credit-impaired loans (1)	8,852	-	-
Total allowance for credit losses - loans	1,337,889	309,931	1,019,106
Allowance for credit losses - unfunded credit commitments	513,246	119,689	393,557

Total impact of CECL Standard adoption	$1,851,135	$429,620	$1,412,663

(1) This amount represents a gross-up of the balance sheet related to purchased credit-impaired loans resulting from adoption of the CECL Standard on January 1, 2023.

The Company’s results of operations for the three months ended March 31, 2023 were directly impacted by the following:

Positive Impacts:

●	An increase in net interest income due primarily to increases in average loan and investment securities balances and higher yields earned on each, an increase in the yields earned on average cash and cash equivalents balances, and a decrease in average interest-bearing deposit balances, which were partially offset by a decrease in average cash and cash equivalents balances, higher rates paid on average interest-bearing deposit balances, an increase in average borrowings balances and higher rates paid, and lower net loan fees earned related to the forgiveness of loans originated and funded under the Paycheck Protection Program (“PPP”) of the Small Business Administration; and

●	A higher net interest margin (tax equivalent basis).

Negative Impacts:

●	Recording a higher provision for credit losses due to changes in the assessment of economic factors, and for March 31, 2023, updated views on the downside risks to the economic forecast compared to January 1, 2023, and organic loan growth, which were partially offset by lower net charge-offs and a lower required reserve on unfunded credit commitments;

●	Reduced operating results from Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC and lower mortgage division fees at Delmarva;

●	Recording no gains or operating expenses on other real estate owned, net during the three months ended March 31, 2023; and

●	Incurring $1.0 million in merger related expenses during the three months ended March 31, 2023 in connection with the Company’s pending merger with LINK, as compared to $396 thousand during the same period of 2022 in connection with the Company’s terminated merger with OceanFirst Financial Corp. (“OceanFirst”).

For the three months ended March 31, 2023, the Company’s annualized return on average assets, annualized return on average equity and efficiency ratio were 0.87%, 9.65% and 70.65%, respectively, as compared to 0.51%, 6.17% and 78.41%, respectively, for the same period in 2022.

The increase in net income attributable to the Company for the three months ended March 31, 2023, as compared to the same period in 2022, was driven by an increase in net interest income, and was partially offset by a higher provision for credit losses, a decrease in other income, an increase in other expenses, and higher federal and state income taxes.

Interest Income and Expense – Three Months Ended March 31, 2023 and 2022

Net interest income and net interest margin

Net interest income in the first quarter of 2023 increased by $3.3 million, or 27.4%, when compared to the first quarter of 2022. The Company’s net interest margin (tax equivalent basis) increased to 4.14%, representing an increase of 110 basis points for the three months ended March 31, 2023 as compared to the same period in 2022. The increase in the net interest margin (tax equivalent basis) was primarily due to higher average balances of and yields earned on loans and investment securities, higher yields earned on average interest-bearing deposits in other financial institutions and federal funds sold, and lower average balances of interest-bearing liabilities, which were partially offset by lower average balances of interest-bearing deposits in other financial institutions and federal funds sold, and higher rates paid on average interest-bearing liabilities. Total interest income increased by $4.3 million, or 31.8%, for the three months ended March 31, 2023, while total interest expense increased by $1.1 million, or 61.4%, both as compared to the same period in 2022.

The most significant factors impacting net interest income during the three month period ended March 31, 2023 were as follows:

Positive Impacts:

●	Increases in average loan balances, primarily due to organic loan growth, and higher loan yields, primarily due to repricing of variable rate loans and higher average yields on new loan originations, which were partially offset by lower net loan fees earned related to the forgiveness of loans originated and funded under the PPP and pay-offs of higher yielding fixed rate loans;

●	Increases in average investment securities balances and higher investment securities yields, primarily due to management of the investment securities portfolio in light of the Company’s liquidity needs and higher interest rates over the comparable periods; and

●	Higher yields earned on average interest-bearing deposits in other financial institutions and federal funds sold, primarily due to higher interest rates over the comparable periods.

Negative Impacts:

●	Decrease in average interest-bearing deposits in other financial institutions and federal funds sold, primarily due to loan growth outpacing deposit growth, deposit outflows due to competitive pressures in the higher interest rate environment and the negative banking industry developments associated with multiple high-profile bank failures during the first quarter of 2023, and higher investment securities balances;

●	Decrease in average interest-bearing deposit balances and higher rates paid, primarily due to scheduled maturities of time deposits that were not replaced and deposit outflows due to competitive pressures in the higher interest rate environment and the negative banking industry developments associated with multiple high-profile bank failures during the first quarter of 2023, which were partially offset by organic deposit growth; and

●	Increase in average borrowings balances and higher rates paid, primarily due to an increase in the average balance of short-term Federal Home Loan Bank advances due to the aforementioned decrease in average interest-bearing deposit balances. The increase in average borrowings balances was partially offset by a decrease in the average balance of long-term Federal Home Loan Bank advances resulting from maturities and payoffs of borrowings that were not replaced and scheduled principal curtailments.

Loans

Average loan balances increased by $112.7 million, or 9.9%, and average yields earned increased by 0.64% to 5.25% for the three months ended March 31, 2023, as compared to the same period in 2022. The increase in average loan balances was primarily due to organic loan growth, including growth in average loan balances of approximately $63.3 million related to Virginia Partners’ expansion into the Greater Washington market, which was partially offset by the forgiveness of loans originated and funded under the PPP. The increase in average yields earned was primarily due to repricing of variable rate loans and higher average yields on new loan originations, which were partially offset by lower net loan fees earned related to the forgiveness of loans originated and funded under the PPP and pay-offs of higher yielding fixed rate loans. Total average loans were 83.6% of total average interest-earning assets for the three months ended March 31, 2023, compared to 71.1% for the three months ended March 31, 2022.

Investment securities

Average total investment securities balances increased by $20.0 million, or 14.8%, and average yields earned increased by 0.54% to 2.61% for the three months ended March 31, 2023, as compared to the same period in 2022. The increases in average total investment securities balances and average yields earned was primarily due to management of the investment securities portfolio in light of the Company’s liquidity needs and higher interest rates over the comparable periods. Total average investment securities were 10.4% of total average interest-earning assets for the three months ended March 31, 2023, compared to 8.4% for the three months ended March 31, 2022.

Interest-bearing deposits

Average total interest-bearing deposit balances decreased by $140.3 million, or 15.0%, and average rates paid increased by 0.46% to 1.00% for the three months ended March 31, 2023, as compared to the same period in 2022, primarily due to scheduled maturities of time deposits that were not replaced and deposit outflows due to competitive pressures in the higher interest rate environment and the negative banking industry developments associated with multiple high-profile bank failures during the first quarter of 2023, partially offset by organic deposit growth, including average growth of approximately $5.9 million in interest-bearing deposits related to Virginia Partners’ expansion into the Greater Washington market.

Borrowings

Average total borrowings increased by $27.9 million, or 56.8%, and average rates paid increased by 0.40% to 4.44% for the three months ended March 31, 2023, as compared to the same period in 2022. The increase in average total borrowings balances and rates paid was primarily due to an increase in the average balance of short-term Federal Home Loan Bank advances due to the aforementioned decrease in average interest-bearing deposit balances, which was partially offset by a decrease in the average balance of long-term Federal Home Loan Bank advances resulting from maturities and payoffs of borrowings that were not replaced and scheduled principal curtailments.

Provision for Credit Losses

The provision for credit losses in the first quarter of 2023 was $300 thousand, an increase of $235 thousand, or 362.2%, when compared to the provision for credit losses of $65 thousand in the first quarter of 2022. The increase in the provision for credit losses during the three months ended March 31, 2023, as compared to the same period of 2022, was primarily due to changes in the assessment of economic factors, and for March 31, 2023, updated views on the downside risks to the economic forecast compared to January 1, 2023, and organic loan growth, which were partially offset by lower net charge-offs and a lower required reserve on unfunded credit commitments.

The provision for credit losses during the three months ended March 31, 2023, as well as the allowance for credit losses as of March 31, 2023, represents management’s best estimate of the impact of current economic trends, including the impact of the COVID-19 pandemic, forecasts of a potential recession in the U.S. and recent negative banking industry developments associated with multiple high-profile bank failures, on the ability of the Company’s borrowers to repay their loans. Management continues to carefully assess the exposure of the Company’s loan portfolio to COVID-19 pandemic related factors, economic trends, such as forecasts of a potential recession and the aforementioned recent banking industry developments, and their potential effects on asset quality. As of March 31, 2023, the Company’s delinquencies and nonperforming assets had not been materially impacted by the COVID-19 pandemic.

Other Income

Other income in the first quarter of 2023 decreased by $39 thousand, or 3.0%, when compared to the first quarter of 2022. Key changes in the components of other income for the three months ended March 31, 2023, as compared to the same period in 2022, are as follows:

●	Service charges on deposit accounts increased by $25 thousand, or 11.0%, due primarily to increases in overdraft fees;

●	Mortgage banking income decreased by $39 thousand, or 13.5%, due primarily to Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC having a lower volume of loan closings as compared to the same period in 2022; and

●	Other income decreased by $24 thousand, or 3.1%, due primarily to decreases in safe deposit box rentals and debit card income, and lower mortgage division fees at Delmarva, which were partially offset by increases in bank owned life insurance and other noninterest income.

Other Expenses

Other expenses in the first quarter of 2023 increased by $1.3 million, or 12.0%, when compared to the first quarter of 2022. Key changes in the components of other expenses for the three months ended March 31, 2023, as compared to the same period in 2022, are as follows:

●	Salaries and employee benefits increased by $429 thousand, or 7.7%, primarily due to merit increases and higher expenses related to benefit costs, payroll taxes and bonus accruals, which were partially offset by decreases related to staffing changes, a decrease in commissions expense paid due to the decrease in mortgage banking income from Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC, and a lower FAS 91 related benefit;

●	Premises and equipment decreased by $79 thousand, or 5.3%, primarily due to lower expenses related to repairs and maintenance, depreciation, software amortization, purchased equipment and furniture, the cost of which did not qualify for capitalization, and building security;

●	Amortization of core deposit intangible decreased by $13 thousand, or 9.7%, primarily due to lower amortization related to the $2.7 million and $1.5 million, respectively, in core deposit intangibles recognized in the Virginia Partners and Liberty Bell Bank acquisitions;

●	(Gains) and operating expenses on other real estate owned, net decreased by $7 thousand, or 100.0%, primarily due to no gains on sales or expenses being recorded during the first quarter of 2023, as compared to gains on the sales of two properties and expenses being recorded during the first quarter of 2022;

●	Merger related expenses increased by $636 thousand, or 160.7%, primarily due to higher legal fees and other costs associated with the pending merger with LINK during the first quarter of 2023, as compared to the legal fees and other costs in the first quarter of 2022 associated with the merger with OceanFirst, that was subsequently terminated in the fourth quarter of 2022; and

●	Other expenses increased by $270 thousand, or 9.6%, primarily due to higher expenses related to professional services, ATMs, legal fees, audit and related professional fees, and other, which were partially offset by lower expenses related to FDIC insurance assessments and telephone and data circuits.

Federal and State Income Taxes

Federal and state income taxes for the three months ended March 31, 2023 increased by $490 thousand, or 70.4%, when compared to the three months ended March 31, 2022. This increase was due primarily to higher consolidated income before taxes and higher merger related expenses, which are typically non-deductible. For the three months ended March 31, 2023, the Company’s effective tax rate was approximately 26.3% as compared to 24.8% for the same period in 2022.

Virginia Partners is not subject to Virginia state income tax, but instead pays Virginia franchise tax. The Virginia franchise tax paid by Virginia Partners is recorded in the “Other expenses” line item on the Consolidated Statements of Income for the three months ended March 31, 2023 and 2022.

Balance Sheet

Changes in key balance sheet components as of March 31, 2023 compared to December 31, 2022 were as follows:

●	Total assets as of March 31, 2023 were $1.54 billion, a decrease of $34.9 million, or 2.2%, from December 31, 2022. The key driver of this change was a decrease in cash and cash equivalents, which was partially offset by an increase in total loans held for investment;

●	Interest-bearing deposits in other financial institutions as of March 31, 2023 were $53.2 million, a decrease of $50.7 million, or 48.8%, from December 31, 2022. Key drivers of this change were loan growth outpacing deposit growth, deposit outflows due to competitive pressures in the higher interest rate environment and the negative banking industry developments associated with multiple high-profile bank failures during the first quarter of 2023, and a decrease in short-term borrowings with the Federal Home Loan Bank;

●	Investment securities available for sale, at fair value as of March 31, 2023 were $132.8 million, a decrease of $855 thousand, or 0.6%, from December 31, 2022. The key driver of this change was scheduled payments of principal, which was partially offset by a decrease in unrealized losses on the investment securities available for sale portfolio as a result of decreases in market interest rates;

●	Loans, net of unamortized discounts on acquired loans of $1.6 million as of March 31, 2023 were $1.25 billion, an increase of $17.8 million, or 1.4%, from December 31, 2022. The key driver of this change was an increase in organic growth, including growth of approximately $3.5 million in loans related to Virginia Partners’ expansion into the Greater Washington market;

●	Total deposits as of March 31, 2023 were $1.31 billion, a decrease of $27.1 million, or 2.0%, from December 31, 2022. Key drivers of this change were deposit outflows due to competitive pressures in the higher interest rate environment and the negative banking industry developments associated with multiple high-profile bank failures during the first quarter of 2023, partially offset by organic growth in interest bearing demand and time deposits as a result of our continued focus on total relationship banking and Virginia Partners’ expansion into the Greater Washington market;

●	Total borrowings as of March 31, 2023 were $71.6 million, a decrease of $13.0 million, or 15.4%, from December 31, 2022. The key driver of this change was a decrease in short-term borrowings with the Federal Home Loan Bank; and

●	Total stockholders’ equity as of March 31, 2023 was $141.9 million, an increase of $2.6 million, or 1.8%, from December 31, 2022. Key drivers of this change was the net income attributable to the Company for the three months ended March 31, 2023, a decrease in accumulated other comprehensive (loss), net of tax, the proceeds from stock option exercises, and stock-based compensation expense related to restricted stock awards, which were partially offset by a decrease to retained earnings, net of tax, related to the adoption of the CECL Standard, and cash dividends paid to shareholders.

Changes in key balance sheet components as of March 31, 2023 compared to March 31, 2022 were as follows:

●	Total assets as of March 31, 2023 were $1.54 billion, a decrease of $149.6 million, or 8.9%, from March 31, 2022. The key driver of this change was a decrease in cash and cash equivalents, which was partially offset by increases in investment securities available for sale, at fair value, and total loans held for investment;

●	Interest-bearing deposits in other financial institutions as of March 31, 2023 were $53.2 million, a decrease of $254.8 million, or 82.7%, from March 31, 2022. Key drivers of this change were an increase in investment securities available for sale, at fair value, loan growth outpacing deposit growth, deposit outflows due to competitive pressures in the higher interest rate environment and the negative banking industry developments associated with multiple high-profile bank failures during the first quarter of 2023, and a decrease in long-term borrowings with the Federal Home Loan Bank, which were partially offset by an increase in short-term borrowings with the Federal Home Loan Bank;

●	Investment securities available for sale, at fair value as of March 31, 2023 were $132.8 million, an increase of $7.7 million, or 6.1%, from March 31, 2022. Key drivers of this change were management of the investment securities portfolio in light of the Company’s liquidity needs, which was partially offset by an increase in unrealized losses on the investment securities available for sale portfolio as a result of increases in market interest rates and scheduled payments of principal;

●	Loans, net of unamortized discounts on acquired loans of $1.6 million as of March 31, 2023 were $1.25 billion, an increase of $97.3 million, or 8.4%, from March 31, 2022. The key driver of this change was an increase in organic growth, including growth of approximately $54.6 million in loans related to Virginia Partners’ expansion into the Greater Washington market, which was partially offset by forgiveness payments received of approximately $5.8 million under round two of the PPP. As of March 31, 2023, there were no loans under the PPP that were still outstanding;

●	Total deposits as of March 31, 2023 were $1.31 billion, a decrease of $178.9 million, or 12.0%, from March 31, 2022. Key drivers of this change were scheduled maturities of time deposits that were not replaced, deposit outflows due to competitive pressures in the higher interest rate environment and the negative banking industry developments associated with multiple high-profile bank failures during the first quarter of 2023, partially offset by organic growth as a result of our continued focus on total relationship banking and Virginia Partners’ expansion into the Greater Washington market;

●	Total borrowings as of March 31, 2023 were $71.6 million, an increase of $22.6 million, or 46.0%, from March 31, 2022. The key driver of this change was an increase in short-term borrowings with the Federal Home Loan Bank due to the aforementioned items noted in the analysis of total deposits, which was partially offset by a decrease in long-term borrowings with the Federal Home Loan Bank resulting from maturities and payoffs of borrowings that were not replaced and scheduled principal curtailments, and a decrease in Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC’s warehouse line of credit with another financial institution; and

●	Total stockholders’ equity as of March 31, 2023 was $141.9 million, an increase of $4.6 million, or 3.4%, from March 31, 2022. Key drivers of this change was the net income attributable to the Company for the period April 1, 2022 through March 31, 2023, the proceeds from stock option exercises, and stock-based compensation expense related to restricted stock awards, which were partially offset by an increase in accumulated other comprehensive (loss), net of tax, a decrease to retained earnings, net of tax, related to the adoption of the CECL Standard, and cash dividends paid to shareholders.

As of March 31, 2023, all of the capital ratios of Delmarva and Virginia Partners continue to exceed regulatory requirements, with total risk-based capital substantially above well-capitalized regulatory requirements.

Asset Quality

The asset quality measures depicted below continue to reflect the Company’s efforts to prudently charge-off loans as losses are identified and maintain an appropriate allowance for credit losses.

The following table depicts the net (recovery) charge-off activity for the three months ended March 31, 2023 and 2022:

Net (Recovery) Charge-off Activity	Three Months Ended
	March 31,
Dollars in Thousands	2023	2022
Net (recoveries) charge-offs	$(23)	$155
Net (recoveries) charge-offs /Average loans*	-0.01%	0.06%

*  Annualized for the three months ended March 31, 2023 and 2022, respectively.

The following table depicts the level of the allowance for credit losses as of March 31, 2023, December 31, 2022 and March 31, 2022:

Allowance for Credit Losses

Dollars in Thousands	March 31, 2023	December 31, 2022	March 31, 2022
Allowance for credit losses	$16,096	$14,315	$14,565
Allowance for credit losses/Period end loans	1.29%	1.16%	1.26%
Allowance for credit losses/Nonaccrual loans	752.85%	664.58%	237.06%
Allowance for credit losses/Nonperforming loans	743.12%	650.98%	237.06%

The following table depicts the unamortized discounts on acquired loans related to the acquisitions of Liberty Bell Bank and Virginia Partners:

Unamortized Discounts on Acquired Loans

Dollars in Thousands	March 31, 2023	December 31, 2022	March 31, 2022
Unamortized discounts on acquired loans	$1,615	$1,728	$2,008

The following table depicts the level of nonperforming assets as of March 31, 2023, December 31, 2022 and March 31, 2022:

Nonperforming Assets

Dollars in Thousands	March 31, 2023	December 31, 2022	March 31, 2022
Nonaccrual loans	$2,138	$2,154	$6,144
Loans past due 90 days and accruing interest	$28	$45	$-
Total nonperforming loans	$2,166	$2,199	$6,144
Other real estate owned, net	$-	$-	$-
Total nonperforming assets	$2,166	$2,199	$6,144
Nonperforming assets/Total assets	0.14%	0.14%	0.36%
Nonperforming assets/Total loans and other real estate owned, net	0.17%	0.18%	0.53%

About Partners Bancorp

Partners Bancorp is the holding company for The Bank of Delmarva and Virginia Partners Bank. The Bank of Delmarva commenced operations in 1896. The Bank of Delmarva’s main office is in Seaford, Delaware and it conducts full service commercial banking through eleven branch locations in Maryland and Delaware, and three branches, operating under the name Liberty Bell Bank, in the South Jersey/Philadelphia metro market. The Bank of Delmarva focuses on serving its local communities, knowing its customers and providing superior customer service. Virginia Partners Bank, headquartered in Fredericksburg, Virginia, was founded in 2008 and has three branches in Fredericksburg, Virginia and operates a full service branch and commercial banking office in Reston, Virginia. In Maryland, Virginia Partners Bank trades under the name Maryland Partners Bank (a division of Virginia Partners Bank), and operates a full service branch and commercial banking office in La Plata, Maryland and a Loan Production Office in Annapolis, Maryland. Virginia Partners Bank also owns a controlling stake in Johnson Mortgage Company, LLC, which is a residential mortgage company headquartered in Newport News, Virginia, with a branch office in Fredericksburg, Virginia. For more information, visit www.partnersbancorp.com, www.bankofdelmarvahb.com and www.vapartnersbank.com.

For further information, please contact John W. Breda, President and Chief Executive Officer, at 410-548-1100 x10233, Lloyd B. Harrison, III, Senior Executive Vice President, at 540-899-2234, J. Adam Sothen, Chief Financial Officer, at 540-322-5521, or Betsy Eicher, Chief Accounting Officer, at 667-253-2904.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include, without limitation, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, or which use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements related to the completion and benefits of the merger with LINK, statements related to the termination of the merger with OceanFirst, statements in Mr. Breda’s quote regarding expected future financial performance, potential effects of the COVID-19 pandemic, strategic business initiatives including growth in the Greater Washington market and the anticipated effects thereof, margin expansion or compression, technology initiatives, asset quality, adequacy of allowances for credit losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to:

●	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between the Company and LINK;

●	the outcome of any legal proceedings that may be instituted against the Company or LINK;

●	the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction);

●	the ability of the Company and LINK to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction;

●	the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of either or both parties to the proposed transaction;

●	the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where the Company and LINK do business;

●	certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions;

●	the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

●	diversion of management’s attention from ongoing business operations and opportunities;

●	the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate the Company’s operations and those of LINK, which may be more difficult, time-consuming or costly than expected;

●	revenues following the proposed transaction may be lower than expected;

●	the Company’s and LINK’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing;

●	the dilution caused by LINK’s issuance of additional shares of its capital stock in connection with the proposed transaction;

●	effects of the announcement, pendency or completion of the proposed transaction on the ability of the Company and LINK to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally;

●	potential adverse consequences related to the termination of the merger agreement with OceanFirst;

●	changes in interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, and the impacts on macroeconomic conditions, customer and client spending and saving behaviors, the Company’s funding costs and the Company’s loan and investment securities portfolios;

●	monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve, and the effect of these policies on interest rates and business in our markets;

●	general business conditions, as well as conditions within the financial markets, including the impact thereon of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, geopolitical conflicts (such as the military conflict between Russia and Ukraine) or public health events (such as the COVID-19 pandemic), and of governmental and societal responses thereto;

●	general economic conditions, in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, increases in unemployment levels and inflation, recession and slowdowns in economic growth;

●	changes in the value of securities held in the Company’s investment portfolios;

●	changes in the quality or composition of the loan portfolios and the value of the collateral securing those loans;

●	changes in the level of net charge-offs on loans and the adequacy of our allowance for credit losses;

●	demand for loan products;

●	deposit flows;

●	the strength of the Company’s counterparties;

●	competition from both banks and non-banks;

●	demand for financial services in the Company’s market areas;

●	reliance on third parties for key services;

●	changes in the commercial and residential real estate markets;

●	cyber threats, attacks or events;

●	expansion of Delmarva’s and Virginia Partners’ product offerings;

●	changes in accounting principles, standards, rules and interpretations, and elections by the Company thereunder, and the related impact on the Company’s financial statements, including implementation of the CECL Standard;

●	potential claims, damages, and fines related to litigation or government actions;

●	the effects of the COVID-19 pandemic, the severity and duration of the pandemic, the uncertainty regarding new variants of COVID-19 that may emerge, the distribution and efficacy of vaccines, and the heightened impact it has on many of the risks described herein;

●	any indirect exposure related to the recent bank closings and their impact on the broader market through other customers, suppliers and partners or that the conditions which resulted in the liquidity concerns with the closed banks may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Company has commercial or deposit relationships with;

●	legislative or regulatory changes and requirements;

●	the discontinuation of London Interbank Offered Rate (“LIBOR”) and its impact on the financial markets, and the Company’s ability to manage operational, legal and compliance risks related to the discontinuation of LIBOR and implementation of one or more alternative reference rates; and

●	other factors, many of which are beyond the control of the Company.

These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. For additional information on risk factors that could affect the forward-looking statements contained herein, see the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission (“SEC”).

PARTNERS BANCORP
CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,	December 31,
	2023	2022	2022
	(Unaudited)	(Unaudited)	*
ASSETS
Cash and due from banks	$15,146,908	$13,915,637	$14,677,774
Interest bearing deposits in other financial institutions	53,172,660	308,016,402	103,921,732
Federal funds sold	23,825,109	23,982,322	22,989,879
Cash and cash equivalents	92,144,677	345,914,361	141,589,385
Investment securities available for sale, at fair value	132,802,115	125,128,610	133,656,642
Loans held for sale	841,246	1,341,719	1,314,125
Loans, less allowance for credit losses of $16,095,782 at March 31, 2023, $14,565,282 at March 31, 2022 and $14,314,631 at December 31, 2022	1,234,584,063	1,138,798,890	1,218,551,209
Accrued interest receivable	4,495,877	4,112,985	4,566,487
Premises and equipment, less accumulated depreciation	14,623,677	15,970,144	14,857,298
Restricted stock	5,991,050	4,934,656	6,512,350
Operating lease right-of-use assets	5,036,512	5,770,304	5,064,866
Finance lease right-of-use assets	1,515,930	1,652,833	1,550,156
Other investments	5,347,718	4,983,459	4,888,118
Bank owned life insurance	18,822,140	18,365,558	18,706,260
Core deposit intangible, net	1,418,645	1,925,529	1,540,438
Goodwill	9,581,668	9,581,668	9,581,668
Other assets	12,507,711	10,833,335	12,233,494
Total assets	$1,539,713,029	$1,689,314,051	$1,574,612,496

LIABILITIES
Deposits:
Non-interest bearing demand	$498,655,305	$544,688,000	$528,769,800
Interest bearing demand	129,402,679	149,186,558	121,786,774
Savings and money market	382,881,223	441,372,634	431,538,080
Time	301,602,443	356,206,716	257,510,218
	1,312,541,650	1,491,453,908	1,339,604,872
Accrued interest payable on deposits	705,558	267,372	267,205
Short-term borrowings with the Federal Home Loan Bank	29,000,000	-	42,000,000
Long-term borrowings with the Federal Home Loan Bank	19,800,000	26,148,571	19,800,000
Subordinated notes payable, net	22,226,214	22,179,887	22,214,632
Other borrowings	607,748	750,133	613,423
Operating lease liabilities	5,438,892	6,166,269	5,464,727
Finance lease liabilities	1,975,238	2,095,747	2,005,685
Other liabilities	5,520,159	2,988,933	3,312,977
Total liabilities	1,397,815,459	1,552,050,820	1,435,283,521

COMMITMENTS & CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, par value $.01, authorized 40,000,000 shares, issued and outstanding 17,985,577 as of March 31, 2023, 17,961,699 as of March 31, 2022 and 17,973,724 as of December 31, 2022, including 18,669 nonvested shares as of March 31, 2023, 28,000 nonvested shares as of March 31, 2022 and 18,669 nonvested shares as of December 31, 2022	179,669	179,337	179,551
Surplus	88,761,917	88,528,646	88,669,334
Retained earnings	64,051,701	52,964,556	62,854,235
Noncontrolling interest in consolidated subsidiaries	676,429	1,118,457	707,138
Accumulated other comprehensive (loss), net of tax	(11,772,146)	(5,527,765)	(13,081,283)
Total stockholders' equity	141,897,570	137,263,231	139,328,975
Total liabilities and stockholders' equity	$1,539,713,029	$1,689,314,051	$1,574,612,496

* Derived from audited consolidated financial statements.

The amounts presented in the Consolidated Balance Sheets as of March 31, 2023 and 2022 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.

PARTNERS BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
INTEREST INCOME ON:
Loans, including fees	$16,150,954	$12,894,469
Investment securities:
Taxable	687,880	396,136
Tax-exempt	185,247	183,784
Federal funds sold	264,100	17,074
Other interest income	703,944	162,191
	17,992,125	13,653,654

INTEREST EXPENSE ON:
Deposits	1,964,707	1,243,230
Borrowings	858,391	505,554
	2,823,098	1,748,784

NET INTEREST INCOME	15,169,027	11,904,870
Provision for credit losses	300,400	65,000
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	14,868,627	11,839,870

OTHER INCOME:
Service charges on deposit accounts	247,724	223,093
Mortgage banking income	252,014	291,257
Other income	753,510	777,917
	1,253,248	1,292,267

OTHER EXPENSES:
Salaries and employee benefits	6,004,235	5,575,256
Premises and equipment	1,401,809	1,480,538
Amortization of core deposit intangible	121,793	134,934
(Gains) and operating expenses on other real estate owned, net	-	(7,325)
Merger related expenses	1,032,105	395,895
Other expenses	3,077,187	2,807,225
	11,637,129	10,386,523

INCOME BEFORE TAXES ON INCOME	4,484,746	2,745,614

Federal and state income taxes	1,186,505	696,335

NET INCOME	$3,298,241	$2,049,279
Net loss attributable to noncontrolling interest	$31,311	$59,481
Net income attributable to Partners Bancorp	$3,329,552	$2,108,760

Earnings per common share:
Basic	$0.185	$0.117
Diluted	$0.185	$0.117

The amounts presented in these Consolidated Statements of Income for the three months ended March 31, 2023 and 2022 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.